UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

CONSENT STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

AND EXCHANGE ACT OF 1934

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CALMARE THERAPEUTICS, INC.

(Name of Registrant as Specified in Its Charter)

CALMARE COMMITTEE TO RESTORE

STOCKHOLDER VALUE

(Consisting of the following individual participants: Stan Yarbro, Ph.D, Richard D. Hornidge, Jr., Ron Hirschi, Robert Davis, Ted Kustin, Dr. William Kay, Ronald K. Tolboe, Steve Roehrich, Robert Conway, and Benjamin Large)

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CALMARE COMMITTEE TO RESTORE STOCKHOLDER VALUE

(Consisting of the following individual participants: Stan Yarbro, Ph.D, Richard D. Hornidge, Jr., Ron Hirschi, Robert Davis, Ted Kustin, Dr. William Kay, Ronald K. Tolboe, Steve Roehrich, Robert Conway, and Benjamin Large)

February 19, 2018

SHAREHOLDERS OF CALMARE THERAPEUTICS INCORPORATED:

We are outraged by the egregious conduct of Conrad Mir, Peter Brennan and the rest of Calmare’s board and management in connection with their actions at Calmare Therapeutics Incorporated.

The old Board forgets that Calmare is a PUBLIC COMPANY OWNED BY THE SHAREHOLDERS, and not their own private piggy bank as they continue to rape the stockholders and use the company for their own personal gain.

When clearly faced with their ouster by a significant majority of the outstanding stock of Calmare, on Friday, February 16, 2018 Calmare posted an 8-K filing in which they purport to have issued 8,621,332 shares of newly issued stock, a 28% dilution to the shareholders of record at the commencement of our consent solicitation. They purport to have issued these shares on February 12, 2018, the day that the Committee delivered your consents to their agent for service of process ousting them from their positions.

OF NOTE, CALMARE DID NOT AND WILL NOT RECEIVE ONE DIME IN FUNDING FOR THE ISSUANCE OF ANY OF THESE SHARES!

Instead, Peter Brennan purported to convert what was no doubt outstanding bad debt to the Company at $.60 per share, Conrad Mir exercised options for “unpaid salary”, and the company purportedly issued more than 2,000,000 shares to “consultants” without providing either who they were, what they were paid for or even provided copies of their agreements (as required by SEC rules).

We do not believe any of these issuances were legitimate issuances for valid corporate purposes, almost certainly were not properly authorized by actual board members with authority, or were anything but what they look like – a clear attempt to entrench existing management as an absolute violation of fiduciary duties to you, the Calmare shareholders. Both our SEC counsel and our Delaware counsel believe that a Delaware court will find these actions egregious breaches of fiduciary duty which will not only result in unwinding any action that may have been taken, but because this is intentional conduct in direct violation of shareholder desires will result in personal liability for the directors, which would not be covered by any insurance policy.

We as your representative have taken or intend to take the following actions:

1.	Demanded a copy of the shareholder list as of February 13, 2018, the date that our consent is effective under Delaware and federal law.
2.	We are filing litigation in Delaware to confirm your vote to remove these corporate criminals.
3.	That litigation will also bring action against Conrad Mir, Peter Brennan, Rus Howard and Carl O’Connell individually for breach of fiduciary duty to shareholders, fraud, self-dealing, conflict of interest and violations of various United States and state securities laws.
4.	We have filed a complaint with the Securities and Exchange Commission. That complaint is that the old Calmare Board violated several securities laws, not the least of which is failure to complete any financial statement filings for the past year while expending significant shareholder funds to fight you, the shareholders, in ousting them. We encourage all of you to file a complaint with the SEC as well at https://www.sec.gov/tcr.
5.	We have advised Calmare’s transfer agent that the board’s actions are fraudulent without corporate authority and instructed them to take no actions based on any instructions from the old board.
6.	We will advise Calmare’s SEC audit and accounting firm (if they ever engage one) of the fraudulent actions of the old board and advised that any financial statements prepared must include qualification based on the authority of this old board.
7.	We may notify the Internal Revenue Service of the issuance of the shares valued at $.60 per share so that the old board can understand that they have personal income tax consequences for these actions.
8.	Made a complaint to the “head” of the audit committee that Conrad Mir and Peter Brennan have clearly breached the Calmare Code of Conduct, which in part advises that they are not permitted to violate the law, engage in conflicts of interest, undertake self-enrichment at the expense of the shareholders or lie to shareholders.

We encourage all shareholders to assist in our actions to undo these purported issuances so that we can return the company to a profitable, revenue positive company seeking to provide returns to shareholders rather than just feather the piggybanks of Conrad Mir and Peter Brennan.

CALMARE COMMITTEE TO RESTORE STOCKHOLDER VALUE

/s/ Dr. Stan Yarbro
Dr. Stan Yarbro